EXHIBIT 99.1

Mawson Infrastructure Group Inc. Reports Q2 2024 Financial Results

Q2 Digital Colocation Business Revenue increased 77% Y/Y
Q2 Energy Management Business Revenue increased 70% Y/Y
Company Optimized and Reduced Q2 SG&A Expenses by 42% Y/Y
Q2 2024 Total Revenue Increased 24% Y/Y and Increased 75% YTD (6 months) of 2024

MIDLAND, Pa., Aug. 19, 2024 (GLOBE NEWSWIRE) -- Mawson Infrastructure Group Inc. (NASDAQ: MIGI) (“Mawson”, “the Company”), a publicly traded digital infrastructure provider headquartered in the United States, today announced its unaudited financial and operational results for the second quarter of fiscal year 2024 ended June 30, 2024.

Rahul Mewawalla, CEO and President of Mawson, said, "We are pleased to deliver another solid quarter, including growth of our digital colocation business with revenue increasing by 77% this quarter, and growth of our energy management business with revenue increasing by 70% this quarter, compared to the same quarter last year. In line with our long-term growth strategy, we are also delighted to continue to make significant strategic strides and have achieved several major milestones. We have successfully completed the operational expansion of our Midland facilities by 20% to 120 MW, which is expected to be amongst the largest operating sites in the PJM market amongst all the North American Public Bitcoin mining companies. We also further strengthened our market presence by signing and executing an additional colocation agreement with an enterprise customer. In addition, we expanded our digital colocation business into new digital assets. Moreover, we recently broadened our business to include AI (artificial intelligence) and HPC (high-performance computing) colocation markets, reflecting our continued focus on innovation and evolving market and customer needs. We are excited about the future of our digital infrastructure platforms and our computing infrastructure to provide solutions across digital assets, AI, and HPC markets.”

Financial and operational highlights for the quarter ended June 30, 2024 and to-date, includes:

  Q2 2024 Digital colocation business revenue increased 77% Y/Y to $8.13 million.
  Q2 2024 Energy management business increased 70% Y/Y to $1.73 million.
  Q2 2024 Bitcoin production of 49 BTC1 and Bitcoin self-mining revenue of $3.25 million.
  Q2 2024 Total Revenue increased 24% Y/Y to $13.11 million, and increased 75% YTD (6 months) in 2024.
  Completed 20 MW expansion of its Midland facilities, increasing Midland’s operating capacity by 20% to 120 MW, growing to be amongst the largest operating sites in the PJM market amongst all the North American Public Bitcoin mining companies. The Midland site is located near Pittsburgh, a growing hub of innovation around digital infrastructure, digital assets, artificial intelligence and high-performance computing.
  Increased Mawson’s total combined capacity to about 129 MW across all its facilities.
  Executed new additional colocation agreement with an enterprise digital asset customer.
  Expanded colocation business into new digital assets, such as KAS mining colocation services.
  Strengthened management and operational teams with hires across sales, operations, finance and corporate functions.
  Expanded into AI (artificial intelligence) and HPC (high-performance computing) colocation markets.
  Executed an AI/HPC colocation agreement for 20 MW to host NVIDIA GPUs.

Conferences and Events Update

Mawson has planned for its CEO and President, Rahul Mewawalla to join the following upcoming conferences and events. Please contact IR@Mawsoninc.com for further information.

  Gateway Conference in September 2024 in San Francisco, California
  H.C. Wainwright 26th Annual Global Investment Conference in September 2024 in New York City, New York
  Token 2049 in September 2024 in Singapore
  World Summit Artificial Intelligence (AI) in October 2024 in Amsterdam, Netherlands
  Bitcoin Europe in October 2024 in Amsterdam, Netherlands
  Money 20/20 in October 2024 in Las Vegas, Nevada
  Pacific Bitcoin in October 2024 in Los Angeles, California
  Money 20/20 in October 2024 in Las Vegas, Nevada
  Tech & AI Live in November 2024 in New York, New York

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is building Next-Generation Infrastructure Platforms for AI, HPC, and Digital Assets. Our innovation, technology, and operational expertise enables us to operate and optimize digital infrastructure to accelerate the digital economy including artificial intelligence, high-performance computing solutions, and digital assets using a Carbon-Free energy approach.

For more information, visit: https://www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility of Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of digital assets and cryptocurrencies, further or new regulation of digital assets, the evolution of AI and HPC market and changing technologies, the slower than expected growth in demand for AI, HPC and other accelerated computing technologies than expected, the ability to timely implement and execute on AI and HPC digital infrastructure, and the ability to timely complete the digital infrastructure build-out in order to achieve its revenue expectations for the periods mentioned. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on April 1, 2024, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on August 21, 2023, November 13, 2023, May 15, 2024, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For more information, visit us at https://www.mawsoninc.com

Twitter: Mawson (@Mawsoninc) / X (twitter.com)

LinkedIn: https://www.linkedin.com/company/mawsoninc/

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YouTube: https://www.youtube.com/c/MawsonInc

Investor Contact:
Investor Relations Team
IR@mawsoninc.com

Partnerships Contact:
Partnerships Team
Partnerships@mawsoninc.com

Media Contact:
Media Relations Team
mediarelations@mawsoninc.com

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1 Average BTC sales price for Q2 was $65,657